UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 6, 2004
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

Hickory Ridge Shopping Center, Hickory, North Carolina

On January 9, 2004, we purchased an existing shopping center known as Hickory Ridge Shopping Center containing 310,360 gross leasable square feet. The center is located at Catawba Valley Road in Hickory, North Carolina.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $41,900,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $135 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Best Buy, Linens 'N Things and Kohl's, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Best Buy	45,000	14	10.75	07/99	01/14

Linens 'N Things	35,000	11	10.50	07/00	06/15

Kohl's	86,584	28	7.00	08/99	02/20

For federal income tax purposes, the depreciable basis in this property will be approximately $31,400,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Hickory Ridge Shopping Center was built in 1999. As of January 9, 2004, this property was 96% occupied, with a total 298,784 square feet leased to 19 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Old Navy	25,000	08/04	212.500	8.50
Sprint	2,800	11/04	50,400	18.00
Great Clips	1,200	12/04	22,800	19.00
Osaka	2,100	01/05	40,950	19.50
Thai Orchid	2,800	01/05	53,200	19.00
Tony's Pizza	2,100	01/05	45,150	21.50
Hallmark	6,000	10/05	93,900	15.65
Factory Mattress	3,600	11/06	66,600	18.50
Party City	12,000	06/09	150,000	12.50
Marshall's	30,000	08/09	219,000	7.30
Shoe Carnival	12,000	01/10	129,000	10.75
Family Christian Bookstore	5,000	07/10	90,000	18.00
The Avenue	6,600	01/13	78,012	11.82
Best Buy	45,000	01/14	483,750	10.75
Linens 'N Things	35,000	06/15	367,500	10.50
A.C. Moore	21,000	12/15	248,850	11.85
Kohl's	86,584	02/20	606,088	7.00
Dicks Sporting Goods	*	01/21	185,000	*
Babies R Us	*	01/13	126,647	*

* ground lease

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Cor West Plaza, New Britain, Connecticut

On January 6, 2004, we purchased an existing shopping center known as Cor West Plaza containing 115,011 gross leasable square feet. The center is located at 665 and 687 West Main Street in New Britain, Connecticut.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $33,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $287 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Super Stop and Shop, Liquor Depot and CVS Pharmacy, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Super Stop & Shop	68,073	59	26.00	05/03	05/28

CVS Pharmacy	12,150	11	26.00	07/01	07/22

Liquor Depot	14,000	12	14.00	08/01	08/11

For federal income tax purposes, the depreciable basis in this property will be approximately $24,750,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Cor West Plaza was built in phases between 1999 to 2003. As of January 6, 2004, this property was 100% occupied, with a total 115,011 square feet leased to 10 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Subway	1,500	08/04	18,702	12.47
Video One	3,500	09/05	47,320	13.52
Rent-A-Center	6,988	04/06	104,820	15.00
Cingular Wireless	1,553	06/06	27,954	18.00
Webster Bank	2,147	11/05	38,646	18.00
Papa Gino's	3,000	02/11	60,000	20.00
Liquor Depot	14,000	08/11	196,000	14.00
Frazier's Two Cleaners & Laundromat	2,100	10/11	37,800	18.00
CVS Pharmacy	12,150	01/22	315,900	26.00
Super Stop & Shop	68,073	05/28	1,769,898	26.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Item 7. Financial Statements and Exhibits

  Financial Statements

To be subsequently filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By: /s/ Kelly Tucek

Name: Kelly Tucek
Title: Treasurer

Date: January 14, 2004